Exhibit 4.28

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*****”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

ACAMBIS CONFIDENTIAL-PROPRIETARY INFORMATION

SUBCONTRACT

     Section A – Subcontract Form

Subcontract between:	Subcontract No: 200-2002-00010(BXTR)
Acambis Inc.	Prime Contract No: 200-2002-00004
38 Sidney Street	Contractual Officer: [ **** ]
Cambridge, MA 02139	Program Officer: [ **** ]

AND

Baxter Healthcare SA	Baxter Healthcare Corporation
Hertistrassse 2	One Baxter Parkway
CH-8304 Wallisellen, Switzerland	Deerfield, IL 60015

     This Subcontract is entered into this 14th day of November 2001, between Acambis Inc., 38 Sidney Street, Cambridge, MA 02139 (hereinafter “Contractor”) and Baxter Healthcare SA, Hertistrassse 2, CH-8304 Wallisellen, Switzerland (hereinafter “1st Subcontractor”) and Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, IL 60015, (hereinafter “2nd Subcontractor”). The 1st Subcontractor and the 2nd Subcontractor together are hereinafter referred to as the “Subcontractors.” This Subcontract is issued under a Prime Contract executed between the Contractor and the United States Government, through the Department of Health and Human Services (Contract No. 200-2002-00004).

     In consideration of the mutual promises, covenants and agreements set forth herein, the parties agree that the Subcontractors shall furnish and deliver to the Contractor all the supplies and perform all the services set forth in this Subcontract, for the consideration stated herein. The rights and obligations of the parties to this Subcontract shall be subject to and governed by this Subcontract and other documents attached hereto or referenced herein.

     This Subcontract sets forth the entire agreement of the parties and supersedes any and all prior agreements of the parties, whether oral or written, concerning the subject matter hereof. Neither party has relied upon any representations, oral or written, in entering into this Subcontract that are not incorporated herein.

     This Subcontract shall not be varied or changed in its terms or conditions by any oral agreement or representation, or otherwise, except by an instrument in writing of even or subsequent date thereto, properly executed.

     The Article and Paragraph titles used herein are for convenience only and shall in no way be construed as part of this Subcontract, or as an indication of the meaning of a particular section.

IN WITNESS WHEREOF, the parties hereto have executed this Subcontract to be effective as of the day and year first above written.

Acambis Inc. (Contractor)	Baxter Healthcare Corporation (2nd Subcontractor)
By:	By:
[ **** ]	[ **** ]
[ **** ]	[ **** ]
[ **** ]	[ **** ]
Execution Date: 9 May 02	Execution Date: April 30, 2002
Baxter Healthcare S.A. (1st Subcontractor)
By:
[ **** ]
[ **** ]
Execution Date: April 29, 2002

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

Section A — Introduction

A.1	BACKGROUND

The United States Government has recognized the need to maintain a stockpile of smallpox vaccine to deal with the consequences if smallpox virus were used as a terrorist weapon against the civilian population. The Department of Health and Human Services (DHHS), Centers for Disease Control and Prevention (CDC), National Center for Infectious Diseases (NCID), has awarded Acambis Inc. a contract to develop, license, manufacture, and [ **** ], in quantities as may be ordered by the Government, [ **** ].

A.2	PURPOSE

The purpose of this Subcontract is for Contractor to purchase crude bulk vaccine from the 1st Subcontractor sufficient to produce an estimated 155 million doses of such vaccine (with a maximum total quantity of [ **** ] doses), as an investigational new drug (“IND”). [ **** ].

A.3	SCOPE OF WORK

The 1st Subcontractor, as an independent organization and not as an agent of the Contractor, shall furnish all labor, materials, supplies, facilities, and equipment necessary to [ **** ]. The 2nd Subcontractor, as an independent organization and not as an agent of the Contractor, shall [ **** ]. Such efforts shall be performed in accordance with the Security Plans attached to this Subcontract (Section J, Attachment E) and the technical requirements set forth below. The manufacturing processes of the vaccine will be based upon specifications and processes that have been reviewed and approved by the U.S. Government. Contractor and Subcontractors have fully informed the U.S. Government of the risks associated with these processes and the resulting product. [ **** ].

Section B – Schedule of Subcontract ITEMs/Prices

		Estimated	Unit	Estimated
ITEM	Description	Quantity	Price	Total Amount

0001	– Bulk Vaccine/Partial Kit Assembly -Preliminary kit (IND)(initial order)**
	0001A Crude Bulk Vaccine	155,000,000 doses	[ **** ]	[ **** ]
	0001B Partial Kit Assembly	1,550,000 Kits*	[ **** ]	[ **** ]
0002	–Bulk Vaccine/Partial Kit Assembly
-Preliminary kit (IND)**
	0002A Crude Bulk Vaccine	[As Ordered] Doses	$ [ **** ]	[ **** ]
	0002B Partial Kit Assembly	[As Ordered] Kits*	$ [ **** ]	[ **** ]

*Orders for ITEMs 0001 and 0002 combined shall not exceed [ **** ].

** [ **** ]

Title, Risk of Loss and Invoices for Crude Bulk Vaccine

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

1.     The [ **** ]shall, with at least ten (10) working days advance notice to the Contractor, ship crude bulk vaccine conforming to the Subcontract requirements from [ **** ] to [ **** ]. Each lot of crude bulk vaccine shipped to Contractor shall be accompanied with a Certificate of Conformance (Section J, Attachment B) to the effect that shipped crude bulk vaccine conforms to Subcontract requirements.

2.     Legal title to such crude bulk vaccine shall pass to the Contractor upon shipment from [ **** ], however, due to the sensitive nature of the crude bulk vaccine and the [ **** ] transportation and logistics capabilities, the [ **** ] shall continue to be responsible for and bear all risks of loss or damage to the crude bulk vaccine, cost of insurance, freight and transportation until Contractor’s receipt of such crude bulk vaccine at Contractor’s facility [ **** ]. Upon Contractor’s receipt of each shipment of crude bulk vaccine, Contractor shall thereafter assume all future risks of loss or damage to such vaccine when the vaccine is processed, returned, and received [ **** ].

3.     [ **** ]

4.     The [ **** ] shall submit an invoice for each lot of crude bulk vaccine (exclusive of pilot lots) shipped from [ **** ] to [ **** ]for manufacture of kits under Subcontract Item(s) 0001 and/or 0002. Initially, such invoices shall be based upon the assumption that each lot of crude bulk vaccine delivered to Contractor, shall yield [ **** ] after down-stream processing, purification, and lyophilization. (For example, under ITEM 0001A, [ **** ]). Subsequent invoices for future crude bulk lots shipped for manufacture of kits under Item(s) 0001 and/or 0002 shall be based on anticipated actual yields as agreed to by the parties. Crude bulk vaccine in excess of that required to manufacture vaccine kits for the U.S. Government under this Subcontract shall be processed and finished into vaccine kits for commercial sales under the terms of a separate commercial sales agreement between Contractor and the 1st Subcontractor.

5.     Notwithstanding any other provision of this Subcontract, except Section C, ITEM 0001, Paragraph A.4, payment for ITEMs 0001 and 0002 shall be made and be due at the earlier of: (1) thirty (30) days after the US Government makes payment to Contractor for completed kits accepted by the Government under the terms of Contractor’s Prime Contract (See Paragraph G.2) upon due performance by the Subcontractors of Subcontract ITEM(s) 0001 and 0002 and Subcontractors’ submission of proper invoices for the actual number of kitted vaccine delivered and accepted by the Contractor; or (2) on December 31, 2003 for the amounts invoiced for each lot of crude bulk vaccine, as described above. In no event shall Subcontractor(s) be paid more under this Subcontract than the Subcontract price shown above for ITEMs 0001 and 0002 for the number of kits delivered and accepted unless the Contractor orders additional crude bulk vaccine for which it is obligated to make payment under Section C, ITEM 0001, Paragraph A.4. below.

0003 – Kit and Component [ **** ][ **** ]

0004 – Label Vaccine/Diluent [ **** ]
            And Re-kit after-Licensure
            [ **** ]

0005A	– Final Kit Assembly and Distribution of Vaccine and Diluent after Licensure	[TBD] Kits **	[	****	]	[ **** ]
0005B	– Labeling, Final Kit Assembly, and Distribution of IND Vaccine and Diluent	[TBD] Kits **	[	****	]	[ **** ]

** As ordered, ITEMs 0005A and 0005B combined shall not exceed [ **** ]

0006 –	Data—Not Separately Priced
0007 –	Payment for Additional [ **** ] Services
–	Payable as specified in Paragraph H.26.

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

Section C – Description/Specification/Work Statement (References to “TBD” shall be determined by Mutual Agreement of the Parties)

ITEM 0001- Manufacture of Bulk Vaccine and Partial Kit Assembly

     [ **** ]

ITEM 0002-Manufacture of Bulk Vaccine and Partial Kit Assembly

     [ **** ]

ITEM 0003- [ **** ]

     [ **** ]

     2nd Subcontractor shall provide samples of vaccine and diluent to Contractor from time to time, according to a schedule to be provided by Contractor, for stability tests (performed by Contractor). Samples shall correspond to individual lots of vaccine and diluent. Samples will be shipped to Contractor’s Quality Control laboratory on dry ice at Contractor’s expense.

ITEM 0004- Labeling and Re-Kitting (Following Licensure)

     [ **** ]

ITEM 0005A — Final Kit Assembly and Distribution (Following Licensure)

     [ **** ]

ITEM 0005B – Final Kit Assembly and Distribution (IND Material)

     [ **** ]

ITEM 0006-Data

A.	1st Subcontractor shall create appropriate batch records for crude bulk vaccine (ITEMs 0001A and 0002A) and the 2nd Subcontractor shall create appropriate batch records for Assembly of Preliminary Kits (ITEMs 0001B and 0002B), Labeling and Kitting (ITEM 0004), and Final Kit Assembly and Distribution (ITEM 0005). Such batch records shall be submitted to the Contractor for review.

B.	Within 20 days of the end of each calendar quarter, 2nd Subcontractor shall also submit to Contractor a Quarterly Progress Report, which shall describe:

1. The materials (kit components) received during the previous quarter (by component);

2. The number of kits assembled [ **** ];

3. The cumulative number of kits [ **** ];

4. The start dates and expected completion dates for kitting materials received, but not yet assembled into kits;

5. Problems encountered, delays, and recommended corrective action;

6. FDA inspections/consultations, findings, and recommendations; and

7. A security assessment, describing any security compromises, problems, and proposed corrective action.

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

[A flow chart of the component/kit assembly process is shown on the following page for informational purposes only.]

[ **** ]

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

Section D — Packaging and Marking

PACKAGING AND MARKING REQUIREMENTS (ITEM 0005)

(a)	Packaging of final kits for distribution shall conform to [ **** ] commercial practice to ensure safe delivery by common carrier to the consignee destination specified in each Delivery Order. Final kits shall be packaged so as to ensure that the vaccine will remain at no more than [ **** ] for at least [ **** ] after shipment. Each package shall be shipped so as to ensure delivery within [ **** ] of shipment.

(b)	[ **** ] shall mark all shipping containers [ **** ].

Section E — Inspection and Acceptance

     The following FAR clauses are incorporated herein by reference. References to the “Government” shall be deemed to refer to the “Contractor.” References to the “Contractor” shall be deemed to refer to the “Subcontractors.” To the extent that FAR clauses incorporated herein may conflict with the clauses set forth below in full text, the clauses in full text shall govern.

FAR SOURCE	TITLE AND DATE
52.246-2	Inspection of Supplies—Fixed-Price (Aug 1996)
52.246-16	Responsibility for Supplies (Apr 1984)
52. 246-4	Inspection of Services-Fixed Price (Aug 1996)

E.1	Inspection and Acceptance

(a)	Inspection and acceptance of the articles, services, and documentation called for herein shall be accomplished by the Contractual Officer, or his duly authorized representative (who for the purposes of this Subcontract shall be the Project Officer).

(b)	The Contractor may designate one or more representatives to perform on-site inspection(s) of the physical plant(s) on a full or part time basis. Plant inspection, at a minimum will include Device Master Records, document control procedures, facilities, personnel training records, equipment process procedures, and Quality Assurance Program reviews.

(c)	ITEMs 0001B and 0002B -Partially assembled kits shall be [ **** ] and accepted by the Contractor within seven (7) work days after [ **** ] submits to the Contractual Officer (or his duly authorized quality assurance representative) a Certificate of Conformance (Section J, Attachment B) certifying that such kits, including the processed bulk vaccine, have been [ **** ] and that they conform to Subcontract requirements.

(d)	ITEM 0003- [ **** ].

(e)	ITEM 0004-Labeled vaccine and diluent re-kitted after licensure shall be accepted upon receipt of a Certificate of Conformance from the 2nd Subcontractor that such kits have been labeled and re-kitted in accordance with Subcontract requirements.

(f)	0005- Final Assembly and Distribution of Kits shall be accepted upon Contractor’s receipt of evidence that kits have been shipped to the destination(s) specified in each Delivery Order and Contractor’s receipt of a Certificate of Conformance from the 2nd Subcontractor that such kits have been shipped in a condition that conforms to Subcontract requirements.

(g)	The Contractual Officer (or his duly authorized representative) shall have the right to inspect articles, services, and documentation delivered and tendered for acceptance. Contractor’s inspection of delivered items shall be completed within seven (7) work days from the date on which the applicable Subcontractor furnishes Contractor a Certificate of Conformance properly executed by the Subcontractor and notifies the Contractor that the tendered items are available for inspection, after which time, the tendered items shall be either 1) accepted or 2) rejected.

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

In the absence of a timely rejection, the tendered item(s) or services shall be deemed accepted.

(h)	Subcontractors agree to provide and maintain quality control systems acceptable to Contractor and to provide access to Subcontractors’ facilities at all reasonable times for surveillance by Contractor and authorized representatives of the Government.

(i)	Contractor shall have the right to audit Subcontractors’ facilities to determine compliance with (i) cGMP and (ii) applicable federal, state, and local laws, regulations and rules regarding facilities. Such audits shall be scheduled at mutually agreeable times upon two (2) business days written notice to Subcontractors and shall not occur more than one (1) time per calendar year unless required by Subcontractors’ compliance status or Contractor’s obligations as a license holder. In connection with performing such audits, each party shall bear its own expenses and the Contractor shall comply with all reasonable rules and regulations promulgated by Subcontractors. All information disclosed or reviewed in such inspections shall be deemed to be the property of Subcontractors and Subcontractor’s Confidential Information and Propriety Information.

(j)	All notices, forms, approvals, certificates, acceptances and other communications identified above may be transmitted by facsimile or electronic mail with e-signature.

Section F — Deliveries or Performance

FAR SOURCE	TITLE AND DATE
52.242-15	Stop Work Order (Aug 1989) (the Contractor may exercise its rights under this clause only if and to the same extent that the Government has issued a stop work order to the Contractor under the terms of the Prime Contract)

F.1 DELIVERABLE(S) SCHEDULE

	ITEM	Quantity	Deliver

1	Draft Security Plan (Manufacturing and Kitting/ [ **** ] Facilities)	2	30 Calendar Days After Execution of the Subcontract
2	Final Security Plan	2	10 Calendar Days After Receipt of the Contractor’s Comments
3	Confidentiality Agreements	1	Complete and retain in personnel files within 20 days after Subcontract Execution and for new employees thereafter, prior to Performance of work under the Subcontract

ITEM	Description	Quantity	Delivery Date

0001 and 0002	Manufacture of Bulk Vaccine and Preliminary Kit Assembly for Stockpile to be used Under an IND in an Emergency Situation	As Ordered	[ **** ]

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

ITEM	Description	Quantity	Delivery Date

0003 0004 0005A	[ **** ] Labeling and Re-Kitting of ITEMs 0001 and 0002 Preliminary Kits as Licensed Product Final Kit Assembly And Distribution (Licensed Product)	[ **** ] As Ordered As Ordered	[ **** ] To be determined when Ordered Shipment Beginning [ **** ] After Order is Received until Full Quantity Ordered Shipped
0005B	Final Kit Assembly and Distribution (IND)	As Ordered	Shipment [ **** ] After Order is Received until Full Quantity Ordered Shipped

F.2 PERFORMANCE SCHEDULE

     Overall Subcontract Performance Period: November 14, 2001 through December 31, 2006.

Section G — Subcontract Administration Data

G.1 INVOICE/VOUCHER SUBMISSION

     Invoices (Fixed-Price)

(1)	Subcontractors shall submit an original and three (3) copies of Subcontract invoices to:

Acambis Inc. Accounts Payable 38 Sidney Street Cambridge, MA 02139

(2)	Subcontractors agree to include (at a minimum) the following information on each invoice:

i.	Subcontractor’s Name & Address;

ii.	Subcontractor’s Tax Identification Number (TIN);

iii.	Prime Contract, Subcontract, and Purchase Order Numbers (and Delivery Order Number, if applicable;

iv.	Invoice Number;

v.	Invoice Date;

vi.	Subcontract ITEM Number (See Section B);

vii.	Quantity;

viii.	Unit Price & Extended Amount for each ITEM;

ix.	Total Amount of Invoice;

x.	Name, title and telephone number of person to be notified in the event of a defective invoice;

xi.	Payment Address, if different from the information in (2) i. above;

xii.	A copy of the Certificate of Conformance signed by the Subcontractor for the ITEMs invoiced; and

xiii.	An itemized summary of shipping charges subject to reimbursement and a copy of each paid freight bill, invoice, Commercial Bill of Lading, and evidence that kits have been shipped in accordance with Subcontract requirements. (Applicable to ITEM 0005).

Any invoice not containing the above information/documentation may be considered defective and returned to the Subcontractor without payment within five (5) business days.

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

G.2 CONTRACTOR’S OBLIGATION TO PAY

Subject to the conditions of Section B, “Title, Risk of Loss and Invoices for Crude Bulk Vaccine” and Section C (Item 0001, Paragraph A.4.), Contractor agrees to make payment by wire for any ITEM accepted under this Subcontract within thirty (30) days following receipt of a properly submitted invoice from the Subcontractor(s) and Contractor receipt of payment from the U.S. Government for the equivalent ITEM under the Prime Contract (200-2002-0004). Payment shall be deemed to have been “made” on the date that the electronic transfer of funds has been authorized. Late payments (other than as to amounts for which Contractor liability to Subcontractors is in dispute under Paragraph H. 22 DISPUTES or Paragraph H. 24 CLAIMS INVOLVING THE GOVERNMENT) shall accrue simple interest (at the then prime rate as published by the Federal Reserve Board) from thirty (30) days after both receipt of a proper invoice from the Subcontractor(s) and Government payment to the Contractor until the date of payment.

G.3 TITLE

Title to crude bulk vaccine delivered to [ **** ], under ITEMs 0001 and 0002 shall vest in the Contractor as stated in Section B. Title to kits, including all components thereof not furnished by the Contractor shall vest in Contractor upon payment for such ITEMs at the prices specified in Section B.

G.4 RETURN OF RESIDUAL PRODUCTION/WORKING VIRUS SEED

1st Subcontractor shall return all residual production/working virus seed to Contractor upon completion of, and payment for, ITEMs 0001 and 0002.

G.5 PROGRAM OFFICER

(a)	Performance of the work hereunder shall be subject to the technical directions of the designated Program Officer for this Subcontract.

(b)	The Program Officer is not authorized to change any of the terms or conditions of the Subcontract. In the event that the Subcontractor believes that implementation of any of the direction issued by the Program Officer constitute a change to the Subcontract requirements or to otherwise warrant an adjustment to Subcontract price, Subcontractor(s) shall promptly notify the Program Officer and the Contractual Officer in writing.

(c)	Contractor may from time to time change the person designated as the Program Officer for this Subcontract by delivering a written notice of such change to Subcontractors.

(e)	The designated Program Officer for this project is:

[ **** ]

[ **** ]

Acambis, Inc. 38 Sidney Street Cambridge, MA 02139 (617) 494-1339 (Phone) (617) 494-1741 (Fax)

[ **** ]

G.6	CONTRACTUAL OFFICER

(a)	The Contractual Officer is the only individual who can legally commit the Contractor to the expenditure of funds. No person other than the Contractual Officer can make any changes to the terms, conditions, general provisions, or other stipulations of this Subcontract. Such changes may be made only with the mutual agreement of the parties, through their duly authorized representatives, in writing. If any such change causes an increase or decrease

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

in the cost of, or the time required for, performance of any part of the work under the Subcontract, whether or not changed, the Subcontract price and delivery schedule shall be subject to equitable adjustment.

(b)	No information, other than that which may be contained in an authorized modification to this Subcontract, duly issued by the Contractual Officer, which may be received from any person employed by the Contractor, or otherwise, shall be considered grounds for deviation from any stipulation of this Subcontract.

(c)	Contractor may from time to time change the person designated as the Contractual Officer for this Subcontract by delivering a written notice of such change to Subcontractor(s).

(d)	The designated Contractual Officer for this Subcontract is:

[ **** ] [ **** ]

Acambis Inc. 38 Sidney Street Cambridge, MA 02139 (617) 494-1339 (Phone) (617) 494-1741 (Fax) [ **** ]

G.7	AUTHORIZED REPRESENTATIVE OF 1ST and 2ND SUBCONTRACTOR

(a)	The Authorized Representative of 1st and 2nd Subcontractor is the only individual who can legally commit 1st or 2nd Subcontractor. No person other than the Authorized Representative of 1st and 2nd Subcontractor can agree to any changes to the terms, conditions, general provisions, or other stipulations of this Subcontract.

(b)	No information, which may be received from any person employed by 1st or 2nd Subcontractor other than from the 1st or 2nd Subcontractor’s Authorized Representative, shall be considered grounds for deviation from any stipulation of this Subcontract.

(c)	1st and 2nd Subcontractor may from time to time change the person designated as the Authorized Representative of the 1st and 2nd Subcontractor for this Subcontract by delivering a written notice of such change to Contractor.

(d)	The Authorized Representative of the 1st Subcontractor for this Subcontract is:

[ **** ]

[ **** ]

Baxter Healthcare SA

Hertistrasse 2

CH-8304 Wallisellen, Switzerland [ **** ]

[ **** ]

[ **** ]

(e)	The Authorized Representative of the 2nd Subcontractor for this Subcontract is:

[ **** ]

[ **** ]

Baxter Healthcare Corp. 10150 Old Columbia Road Columbia, MD 21046

[ **** ]

[ **** ]

[ **** ]

G.8	ISSUANCE OF DELIVERY ORDERS (Applicable to All Subcontract ITEMs)

ACAMBIS CONFIDENTIAL -- PROPRIETARY INFORMATION

(a)	Orders for work to be performed by the Subcontractors under this Subcontract shall be placed by means of Delivery Orders. (See Section J, Attachment C). Delivery Orders may be issued in writing, by facsimile, or e-mail with electronic signature. (See Paragraph I.1).

(b)	Delivery Orders issued under this Subcontract shall contain, at a minimum, the following information:

(1)	Delivery Order, Subcontract, and Prime Contract Numbers;
(2)	Quantity of ITEM(s) Ordered;
(3)	Unit Price;
(4)	Extended Price; and
(5)	Consignee Name and Address;
(6)	Consignee contact name and telephone number.

(c)	Ordering Period:

(1)	ITEMs 0001 and 0002: From Subcontract award until [ **** ] or such later period as the parties may agree in writing.
(2)	ITEMs 0003, 0004, and 0005: From Subcontract award until [ **** ], or such later period as the parties may agree in writing.

(d)	Contractor may issue Delivery Orders at any time during the stated ordering period. The period of performance for a delivery order may extend beyond the ordering period.

(e)	Delivery Order Authority: The Contractual Officer or any individual so designated in writing by the Contractual Officer shall be the only Contractor representative authorized to place Delivery Orders under this Subcontract. The Subcontractor(s) shall not accept any Delivery Order or verbal request from any other Contractor representative or any Government personnel.

(f)	All Delivery Orders issued under this Subcontract shall be sent to the Subcontractor as follows:

(1)	1st Subcontractor:

[****] with informational copy to:
[****]

(2)	2nd Subcontractor:

[****] with informational copy to:
[****]

(g)	Contractor designates the following individual and agrees to make such individual available to allow Subcontractors to confirm receipt of Contractor’s Delivery Order(s) in the event that the Contractual Officer is unavailable:

[****]

ADDRESS:	Acambis Inc
38 Sidney Street
Cambridge, MA 02139

[****]

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

G.9	SUBCONTRACT COMMUNICATIONS/CORRESPONDENCE

Subcontractors shall identify all correspondence, reports, and other data pertinent to this Subcontract by imprinting thereon the Subcontract number from Page 1 of the Subcontract.

Section H — Special Subcontract Requirements

H.1	KEY PERSONNEL

The key personnel cited below are considered essential to the work being performed under the Subcontract. If this individual leaves the Subcontractors’ employ or is reassigned to other programs, the 1st or 2nd Subcontractor shall notify the Contractual Officer reasonably in advance and shall submit justification (including proposed substitutions) in sufficient detail to permit evaluation of the impact on the program. The Subcontractors shall not divert or replace such individual without the written consent of the Contractual Officer, which shall not be unreasonably withheld.

Personnel	Title
[****]	[****]

H.2	EMERGENCY CONTACTS

The Subcontractor shall provide a point of contact that will be available 24 hours per day, seven days per week to be contacted in case of a public health emergency.

H.3	PROHIBITION ON THE USE OF APPROPRIATED FUNDS FOR LOBBYING ACTIVITIES

Subcontractors are hereby notified of the restrictions on the use of DHHS’s funding for lobbying of federal, state and local legislative bodies.

Section 1352 of Title 31, United Stated Code among other things, prohibits a recipient (and their subcontractors) of a federal contract, grant, loan, or cooperative agreement from using appropriated funds (other than profits from a federal contract) to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with any of the following covered federal actions; the awarding of any federal contract; the making of any federal grant; the making of any federal loan; the entering into of any cooperative agreement; or the modification of any federal contract, grant, loan, or cooperative agreement. For additional information of prohibitions against lobbying activities, see FAR Subpart 3.8 and FAR Clause 52.203-12.

In addition, the current DHHS Appropriations Act provides that no part of any appropriation contained in this Act shall be used, other than for normal and recognized executive-legislative relationships, for publicity or propaganda purposes, for the preparation, distribution, or use of any kit, pamphlet, booklet, publication, radio, television, or video presentation designed to support, or defeat legislation pending before the Congress, or any state or local legislature except in presentation to the Congress, or any state or local legislative body itself.

The current DHHS Appropriations Act also provides that no part of any appropriation contained in this Act shall be used to pay the salary or expenses of any contract or grant recipient, or agent acting for such recipient, related to any activity designed to influence legislation or appropriations pending before the Congress, or any state or local legislature.

H.4	SECURITY REQUIREMENTS

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

1st and 2nd Subcontractors’ manufacturing, [****]of vaccine/kits shall be performed under a security plan that ensures [****].

(a)	Security Plan Requirement

Subcontractors shall develop and submit a written Security Plan to the Contractual Officer prior to award. The Security Plan shall describe [****].

(b)	Performance of work under this Subcontract shall be in accordance with the Subcontractors’ approved written Security Plan.

(c)	Subcontractors shall also obtain a confidentiality agreement from each employee performing tasks under this Subcontract in which the employee(s) agree not to disclose information pertaining to this Subcontract with any third-party other than other employees incident to Subcontract performance.

H.5	SMOKE FREE ENVIRONMENT

In compliance with DHHS regulations, all Subcontractor personnel performing work within CDC/ Agency for Toxic Substances and Disease Registry (“ATSDR”) facilities shall observe the CDC/ATSDR smoke-free working environment policy at all times. This policy prohibits smoking in all CDC/ATSDR buildings and in front of buildings that are open to the public. This policy is also applicable to Subcontractor personnel who do not work full-time within CDC/ATSDR facilities, but are attending meetings within CDC/ATSDR facilities.

H.6	REPRESENTATIONS, CERTIFICATIONS AND OTHER STATEMENTS OF OFFERORS

The Representations, Certifications and Other Statements of Offerors submitted by Subcontractors, dated (To-Be-Determined) are hereby incorporated by reference, with the same force and effect as if they were given in full text.

H.7	LABORATORY LICENSE REQUIREMENTS

The Subcontractor shall comply with all applicable FDA requirements, requirements of Section 353 of the Public Health Service Act (Clinical Laboratory Improvement Act as amended) and cGMP regulations. This requirement shall also be included in any lower-tier subcontract awarded by the Subcontractors.

H.8	MANUFACTURING STANDARDS

(a)	The cGMP regulations (21 CFR Parts 210-211) will be the standard to be applied for manufacturing and packing of the vaccine.

(b)	If at any time during the life of the Subcontract, the Subcontractors fail to comply with cGMP in the manufacturing or packaging of this vaccine and such failure results in a material adverse effect on the safety, purity or potency of this vaccine (a material failure) as identified by the Center for Biologics Evaluation and Research of the FDA, the Subcontractors shall have thirty (30) calendar days from the time such material failure is identified within which to cure such material failure. If the Subcontractors fail to take such an action within the thirty (30) calendar day period, the Subcontract may be terminated.

H.9	INDEMNIFICATION

(a)	Contractor shall request the U.S. Government to approve the indemnification of the Subcontractors from certain unusually hazardous risks associated with the performance of this Subcontract including, but not limited to, the design, development, manufacture, testing, [****] of the vaccine and crude bulk vaccine, as described in the following provision:

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

Indemnification Under Public Law 85-804 (Applicable to Subcontracts under Contract 200-2002-00004)

(a)	“Subcontractors’ principal officials,” as used in this clause, means directors, officers, managers, superintendents, or other representatives of Subcontractors supervising or directing—

(1)	All or substantially all of the Subcontractors’ business;
(2)	All or substantially all of the Subcontractors’ operations at any one plant or separate location in which this Subcontract is being performed; or
(3)	A separate and complete major industrial operation in connection with the performance of this Subcontract.

(b)	Under Public Law 85-804 (50 U.S.C. §§ 1431-1435) and Executive Order 10789, as amended, and regardless of any other provision of this Subcontract, the Government shall, subject to the limitations contained in the other paragraphs of this clause, indemnify the Subcontractors against—

(1)	Claims (including reasonable expenses of litigation or settlement) by third persons (including employees of the Contractor or Subcontractors) for death; personal injury; or loss of, damage to, or loss of use of property;
(2)	Loss of, damage to, or loss of use of Contractor property, excluding loss of profit;
(3)	Loss of, damage to, or loss of use of Subcontractors’ property, excluding loss of profit;
(4)	Loss of, damage to, or loss of use of Government property, excluding loss of profit; and
(5)	Litigation, arbitration, or alternative dispute resolution-related expenses if Subcontractors are required by the Government or the Contractor, as a condition of indemnification, to sue insurance carriers that decline to compensate for claims for losses related to this Subcontract.

(c)	This indemnification applies only to the extent that the claim, loss, or damage:

(i)	Arises out of or results from risks defined below as “unusually hazardous” and
(ii)	Is not compensated for by insurance or otherwise.

Any such claim, loss, or damage that is [****] (the deductible portion of the Subcontractors’ insurance coverage to be maintained), is not covered under this clause. If Subcontractors’ insurance coverage is reduced below [****] with respect to the indemnified risks, the Government’s liability under this clause shall not increase as a result.

(d)	The following risks are defined to be “unusually hazardous” for the purposes of this indemnification agreement:

(1)	Alleged adverse reactions in humans resulting from administration of vaccine, vaccine placebos, or other materials used in the development of the vaccine or crude bulk incident to contract performance; or resulting from the administration of vaccine delivered or otherwise furnished under the contract, irrespective of whether such vaccine was furnished, delivered, or administered to humans prior to or after FDA licensure;
(2)	The alleged release of toxic materials (including infectious agents) into the environment that is alleged to have resulted in environmental damage or human exposure to such toxic materials that were involved in the development, testing, manufacture, [****], transportation, or disposal of vaccine or crude bulk under the Subcontract;
(3)	“Adverse reactions” include anaphylaxis and any other adverse reactions, whether foreseeable or not, including, but not limited to:

i.	Adverse reactions resulting from the administration of the vaccine, vaccine placebo, or other materials involved in the development of the vaccine or crude bulk, including challenge materials,
ii.	The failure of the vaccine to function as intended or to fail to confer immunity,
iii.	Side effects or performance of the vaccine in a manner not intended, and

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iv.	Reactions that may be manifested long after exposure to the vaccine, vaccine placebo, or other materials associated with the development or manufacture of the vaccine or crude bulk (including challenge materials), which reactions are directly attributable to or result from the administration of such vaccine, vaccine placebo, or other materials.

(4)	“Acts of terrorism,” meaning any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional.

(e)	When the claim, loss, or damage is caused by the willful misconduct or lack of good faith on the part of any of the Subcontractors’ principal officials, the Subcontractors shall not be indemnified for—

(1)	Government claims against the Subcontractors (other than those arising through subrogation); or

(2)	Loss or damage affecting the Subcontractors’ property.

(f)	Neither the Government nor the Contractor shall be liable to the Subcontractors under this or any other Subcontract provision for any liability arising from Subcontractors’ indemnification of any subcontractor at a lower tier unless such lower-tier indemnification provisions have been approved in writing by both the Government and the Contractor.

(g)	The rights and obligations of the parties under this clause shall survive the Subcontract’s termination, expiration, or completion. No payments shall be required to be made under this clause unless the agency head determines that the amount is just and reasonable. The Government shall pay the Subcontractors directly for any amounts payable hereunder; or may directly pay the parties to whom the Subcontractors are alleged to be or found liable.

(h)	The Subcontractors shall—

(1)	promptly notify the Contractor and the Government of any claim or action against, or any loss by, the Subcontractors that may be reasonably expected to involve indemnification under this clause;

(2)	immediately furnish to the Government and the Contractor copies of all pertinent papers the Subcontractors receive;

(3)	furnish evidence or proof of any claim, loss, or damage covered by this clause in the manner and form required; and

(4)	comply with the Government’s directions and execute any authorizations required in connection with settlement or defense of claims or actions.

(i)	The Government may direct, control, or assist in settling or defending any claim or action that may involve indemnification under this clause.

(j)	Notwithstanding any other provision of this Subcontract: (1) no settlement shall be executed involving sums to be paid by Subcontractors (e.g., deductible amounts on Subcontractor’s insurance policies) unless Subcontractors consent to the settlement; and (2) Subcontractors shall not be required to take any action in violation of any existing insurance policy.

—xxxxxxxxxxxxx—

(b)  Until the Government approves the indemnification of Subcontractors, as provided in the clause set forth above, Subcontractors shall not be obligated to perform any of the tasks or work specified in this Subcontract. In the event 1st or 2nd Subcontractor, in its sole discretion, elects to perform under the Subcontract, the Contractor shall be obligated to perform as required by the Subcontract.

(c)  [****]. If and when the U.S. Government approves indemnification of the Subcontractors, the above provision, as revised to the extent required by the U.S. Government, and as agreed to by the parties, shall be incorporated into this Subcontract.

H.10	DISSEMINATION OF INFORMATION

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Information related to this Subcontract or to data obtained or generated under this Subcontract may be released or publicized only after coordination with the Contractual Officer, provided, however, that the Subcontractors may, notwithstanding anything in this clause, disclose such information (i) to regulatory authorities as may be required to obtain product marketing authorizations and pricing approvals in connection with the marketing and distribution of ACAM2000 vaccine under Paragraph H.25 and (ii) to such third parties, under appropriate confidentiality restrictions, as may be necessary or useful in connection with the manufacturing, kitting, [****] and marketing of smallpox vaccine hereunder.

H.11	CONFIDENTIALITY OF PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY RIGHTS

Except to the extent as may be authorized in writing, each party agrees that, during the term of this Subcontract and for a period of ten (10) years following its termination or completion, it shall (1) use any Proprietary Information disclosed to it only for the purpose of performance under this Subcontract, (2) not disclose Proprietary Information to any third party, or to any employee who does not have a need-to-know such information, and (3) employ the same standard of care it uses to protect its own Proprietary Information. To be considered “Proprietary Information” under this clause, the information must be (a) disclosed in written or tangible form and appropriately marked as proprietary, or (b) if disclosed orally or visually, clearly identified as proprietary at the time of disclosure and summarized in writing within thirty (30) calendar days after such disclosure. Information shall not be deemed to be proprietary if such information is already known without restriction to a receiving party; or is rightfully received without restriction by the receiving party from a third party having the right to disclose the information; or becomes publicly available through no wrongful act of the receiving party; or is hereafter furnished by the disclosing party without a similar restriction on disclosure; or is independently developed by the receiving party without breach of this Subcontract. The receiving party shall not be liable for inadvertent disclosure or use of the information received hereunder if, upon discovery of such, it shall take reasonable steps to prevent any further inadvertent disclosure or unauthorized use. The receiving party may make disclosures to the Government as may be required under the terms of the Prime Contract shown on the cover page to this Subcontract. The receiving party may make disclosures required by operation of law, provided that the receiving party shall give the disclosing party reasonable advance notice to provide the disclosing party an opportunity to contest the requirement of disclosure. No license is either granted or implied by the conveyance of Proprietary Information by either party. The Parties further agree that the obligations set forth above shall survive termination or completion of this Subcontract.

Notwithstanding any other provision of this Subcontract, Subcontractors grant no rights to any party in its technical data, computer software, or other intellectual property that may be developed under or in connection with this Subcontract.

H.12	MANUFACTURING SITE

The manufacturing site for vaccine under this Subcontract shall be at the address shown below. Alternate sites may be used upon receipt of written approval from the Contractual Officer.

[****]

H.13	[****]

[****]

H.14	GOVERNMENT PROPERTY/CONTRACTOR FURNISHED PROPERTY

Each Subcontractor shall be responsible for the control and accountable record keeping for all Government Property in their possession under this subcontract in accordance with FAR Subpart 45.5 as supplemented by DHHS Publication (OS) 74.115 entitled “Contractor’s Guide for Control of

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Government Property,” a copy of which will be provided upon request. Similar controls and record keeping procedures shall be used for any Contractor-furnished property as well.

The Chief of Material Management Branch, PGO, CDC, is the Government’s Property Administrator for government property accountable under this Subcontract. The Subcontract Program Officer (or his duly authorized representative) shall be the Contractor’s Property Administrator for any Government or Contractor-furnished property under this Subcontract. The Subcontractor agrees to furnish information regarding the Government property (or any Contractor-furnished property) under this Subcontract to the respective Property Administrator, an authorized representative, or a duly designated successor(s). Any inquiry from or information proposed to be furnished to the Government Property Administrator shall be promptly reported to Contractor’s Property Administrator before furnishing information to the Government representative.

The following Government property shall be furnished to the specified Subcontractor under this Subcontract. Such items shall be marked as U.S. Government Property, with the Subcontract # 200-2002-0001(BXTR), the Prime Contract #200-2002-00004 (Acambis Inc, Prime Contractor) (if not already so marked when received) and shall be managed and administered while in Subcontractors’ possession in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2:

1.	Two (2) 9 mL vials of master virus seed (as is) [****]; and

2.	[****]

Contractor shall furnish the following materials in sufficient quantities to enable the 2nd Subcontractor to assemble the number of smallpox vaccine kits ordered, in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2, modified to properly reflect the parties, and marked to identify as the property as property of Acambis Inc. (“Contractor Furnished Property”):

[****]

H.15	FORCE MAJEURE/RISK OF LOSS

This Subcontract seeks the manufacture, [****] of a smallpox vaccine to the U.S. Government in the event of a national bio-terrorism emergency. [****]. For purposes of this Subcontract, force majeure shall include the causes of excusable delay set forth in the clause at FAR 52.249-14 except in so far as subsection (a)(5) of such clause includes smallpox epidemics. In no event shall either party be liable to the other as a result of the performance of this Subcontract for any loss of profits, or any incidental, special, exemplary, or consequential damages.

H.16	ASSIGNMENT OF CLAIMS

Assignment of this Subcontract, or any interest therein, or any payment due or to become due thereunder, without the prior written consent of Contractor, which shall not be unreasonably withheld, shall be void. Should Contractor approve any assignment thereof, in no event shall any copy of any part or all of this Subcontract which is marked “Top Secret”, “Secret,” “Confidential”, or “Proprietary Information” be furnished to any assignee of any claim arising under this Subcontract, or to any person not entitled to receive the same, without prior written consent of Contractor.

H.17	VALIDITY OF INDIVIDUAL PROVISION

The invalidity, in whole or in part, of any provision of this Subcontract shall not void or otherwise affect the validity of any other provision.

H.18	WAIVER OF BREACH

No waiver of a breach of any provision of this Subcontract shall constitute a waiver of any other breach of such provision. Failure of any party to enforce at any time, or from time to time, any provision of this Subcontract shall not be construed as a waiver thereof. The remedies herein shall be cumulative and additional to any other remedies in law and in equity.

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H.19	COMPLIANCE WITH LAWS

Each party agrees to comply with all applicable U.S. federal, state and municipal laws and ordinances and all rules and regulations thereunder. Each party agrees to indemnify and hold the other party harmless for all costs (including attorney’s fees) liabilities and judgments incurred by a party and caused by another party’s failure to comply with such laws, ordinances, rules or regulations.

H.20	INDEPENDENT CONTRACTOR

It is understood and agreed that 1st and 2nd Subcontractor shall be deemed to be independent contractors in all their operations and activities hereunder; that the employees furnished by 1st and 2nd Subcontractor to perform work hereunder shall be deemed to be 1st or 2nd Subcontractor’s employees exclusively, without any relationship to Contractor with respect to their employment; that said employees shall be paid by 1st or 2nd Subcontractor for all services in this connection, and that 1st and 2nd Subcontractor shall be responsible for all obligations and reports covering Social Security, unemployment insurance, workers’ compensation, income tax, and other reports and deductions required by state, U.S. federal, or foreign law.

H.21	SOLICITATION OF EMPLOYEES

Each of the parties agrees that, during the term of this Subcontract and for a period of one (1) year thereafter, it will not directly solicit or recruit the employees of the other party associated with the performance of this Subcontract. Nothing herein shall preclude any employee of any party from pursuing and securing employment opportunities with another party on such employee’s own initiation.

H.22	DISPUTES

Any dispute arising under or related to the performance of this Subcontract, including the breach, termination, or validity thereof, that is not resolved by good faith negotiations shall, upon the written request of either party, be submitted to non-binding arbitration to be conducted in accordance with the rules of the CPR Institute for Dispute Resolution for Non-Administered Arbitration by a sole arbitrator who is a member of the National Health Lawyers Association or another mutually agreeable individual. Such arbitrator shall set a schedule for determination of such dispute that is reasonable under the circumstances. Such arbitrator shall determine the dispute in accordance with the substantive rules of law (but not the rules of procedure) as required by Paragraph H.23 below. The arbitration shall take place in Delaware. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and, where applicable, the Patent Arbitration Act, 35 U.S.C. § 294. Each party shall bear their own costs of such arbitration and shall equally share the common costs of the arbitration.

In the event that non-binding arbitration fails to resolve a dispute, any legal proceedings between the Contractor and the Subcontractor(s) shall be brought and jurisdiction and venue shall be proper only in the United States District Court for the District of Delaware, or if jurisdiction is lacking, the Courts of the State of Delaware.

Pending final resolution of any dispute, as evidenced by a written agreement of the parties, or in the event of legal proceedings, as evidenced by final judgment by a court of competent jurisdiction, the parties shall proceed diligently with the performance of their respective responsibilities under this Subcontract, except to the extent that Contractor may have terminated the Subcontract.

Any reference to disputes procedures in FAR clauses incorporated into this Subcontract by reference shall be deemed to refer to this provision.

H.23	GOVERNING LAW

The validity, construction, scope and performance of this Subcontract, including any attachments and modifications hereto, and all disputes related thereto, shall be governed by the laws of the State of Delaware, without regard to its “Choice of Law” provisions; except that with respect to any provisions “flowed-down” from the Prime Contract or based upon FAR clauses, such provisions

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shall be interpreted and governed by the body of federal government procurement law interpreting such provisions.

H.24	CLAIMS INVOLVING THE GOVERNMENT

(a)	Government Claims Against Contractor and Contractor Claims Against the Government – To the extent that the Contractor may present any request for equitable adjustment, request for schedule extension, settlement proposal, or other matter to the Government that may become a “claim” under the Contract Disputes Act of 1978 (41 U.S.C. 604)(hereinafter referred to as the Contract Disputes Act); or, to the extent that the Government may assert any claim against the Contractor, the Parties agree:

(1)	To the extent that such matters involve the performance of this Subcontract, Subcontractors shall fully cooperate with the Contractor, provide supporting documentation, witnesses, statements, and otherwise participate in negotiations with or litigation against the Government, to the extent reasonably requested by the Contractor.

(2)	That the Subcontractor(s) shall not be bound by any settlement the Contractor may make with the Government or other compromise with respect to any matter within the coverage of paragraph (a)(1) above unless the Subcontractor(s) agree to such settlement or compromise in writing.

(3)	That, if the Government issues a final decision of the Contracting Officer under the terms of the Prime Contract with respect to any claim described in paragraph (a) above, and the Contractor elects not to file an appeal from such final decision under the Disputes provisions of the Prime Contract, within sixty (60) days of Contractor receipt of such final decision; the Contractor may authorize the Subcontractor(s) to appeal such final decision, in the name of and with the consent of the Contractor, at the Subcontractor’s expense. In the event that the Subcontractor(s) elect to appeal any such final decision, the Contractor shall cooperate with the Subcontractor(s) in the same manner provided in subparagraph (1) above with respect to Subcontractor cooperation with the Contractor.

(b)	Subcontractor Claims Against the Government – To the extent that the costs of Subcontract performance have been increased or the schedule or manner of Subcontract performance has been adversely affected by actions or inactions of the Government, and the Subcontractor(s) request consent to pursue a claim against the Government, the Parties agree as follows:

(1)	If the subject matter of the Subcontractor(s)’ claim is not within the coverage of a matter governed by paragraph (a) above, Subcontractor(s) shall submit to the Contractor a fully supported claim with respect to such matter no later than final payment under this Subcontract.

(2)	If the Parties are unable to resolve the Subcontractor(s)’ claim within ninety (90) days of Subcontractor’s submission to the Contractor, the Contractor may either: (A) Present a request for equitable adjustment or other relief, as appropriate, to the Government, which submission shall embody the Subcontractor’s claim and shall be governed by paragraph (a) above, or (B) may authorize the Subcontractor(s) to assert such claim against the Government on behalf of the Contractor, to negotiate a settlement thereof, and to prosecute any appeal from any final decision of the Government Contracting Officer with respect to such claim, in the name of and with the consent of the Contractor.

(c)	If the Contractor authorizes the Subcontractor(s) to assert any claim against the Government in the name of the Contractor, or to prosecute an appeal from the final decision of the Government Contracting Officer, in the name of and with the consent of the Contractor, if the claim is subject to certification by the Contractor under the Contract Disputes Act, Subcontractors shall submit with their claim, when submitted to the Contractor under paragraph (b)(1), a certification that: (i) the claim is made in good faith, (ii) the supporting data are accurate and complete to the best of the Subcontractors’ knowledge and belief, and (iii) the amount requested accurately reflects the Subcontract adjustment for which Subcontractors believe the Government through the Contractor is liable; furthermore, such certification shall be executed by a person duly authorized to certify the claim and bind Subcontractors, and Subcontractors shall indemnify and hold Contractor harmless

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from damages, judgments, costs (including reasonable attorneys’ fees), and other liabilities arising from any breach of such certification or any violation of section 5 of the Contract Disputes Act of 1978 (41 U.S.C. § 604) or any violation of common law or statutory prohibitions against misrepresentations, fraud or false statements.

(d)	Contractor shall include interest in the amount of any Subcontract price adjustment to which the Subcontractors are found entitled on any Subcontractor claim. Such interest shall be computed from (1) the date the Contractor received the Subcontractor’s claim (certified, if required) or (2) from the date that such Subcontract payments would otherwise be due, if such date is later, until the date of payment to the Subcontractor. If the Subcontractor’s certification was defective, but is cured prior to the date of settlement or the date on which the Board of Contract Appeals or Court enters judgment, such defect shall not affect the computation of interest to which the Subcontractor is entitled. Simple interest shall be paid at the rate fixed by the Secretary of the Treasury under the Contract Disputes Act, from the date such interest is first payable until payment to the Subcontractor, as such rate may be adjusted by the Secretary of the Treasury each six months during the pendency of the claim.

(e)	The Contractor and Subcontractor(s) shall each bear their own costs of prosecuting any claims under this provision.

(f)	With respect to any claim under this provision affecting both the Contractor and the Subcontractor(s), the parties agree to enter into a formal or informal joint defense agreement, the parameters of which shall be mutually agreed upon by the parties, and further to (i) promptly cooperate in the case, (ii) grant reasonable requests to make records and employees available to the other party, (iii) provide to the other party free of charge, copies of all pleadings, filings, and communications with the Government, and (iv) inform the other party of all oral communications with the Government.

(g)	Nothing in this Subcontract shall be construed to grant Subcontractors the right to file any claim under this Subcontract directly against the Government or to appeal, other than in the name of and with the consent of the Contractor, any final decision of the Government Contracting Officer under the Disputes clause of the Prime Contract.

H.25	LICENSING TO MARKET THE ACAM2000 SMALLPOX VACCINE

(a)	Solely for the purposes of performing this Subcontract, Contractor grants [ **** ], a royalty-free license to use the ACAM1000 and ACAM 2000 vaccinia strain for the manufacture of crude bulk vaccine. [ **** ] agrees that it shall not use the strain, or authorize others to use the strain, for any other purpose and that, if the product based upon the strain (the derivative product, ACAM2000, or ACAM 1000) is licensed by any regulatory authority, the license shall be owned solely by Contractor.

(b)	Upon completion of this Subcontract, [ **** ] shall either destroy or retain any ACAM1000 or ACAM2000 materials, any products derived therefrom, and related documentation; as directed by the Contractor.

(c)	Neither 1st nor 2nd Subcontractor, nor its parent company, nor any affiliate of 1st or 2nd Subcontractor or its parent company, shall compete against the Contractor in the United States smallpox market for a period of five (5) years following completion of this Subcontract or in other world markets for a period of five (5) years after Subcontract execution. An “affiliate” is any company or entity substantially owned or controlled by Subcontractors or their indirect parent, Baxter International Inc.

H.26	PAYMENT FOR ADDITIONAL SERVICES (ITEM 0007)

Contractor shall pay 1st Subcontractor [ **** ] in exchange for Subcontractors providing to the Contractor during the term of this Subcontract reasonable technical and consulting assistance and services regarding export/import assistance, technical and quality issues, and assistance concerning Contractor’s Security Plan with respect to facilities and vaccine transportation security after purification at Contractor’s facilities. The 1st Subcontractor shall submit an invoice for additional services under ITEM 0007 at the same time invoices are submitted for completed kits under ITEMs 0001 and 0002. Payment for ITEM 0007 shall be due at the same time payment is due for ITEMs 0001 and 0002.

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H.27	COMPLAINTS AND ADVERSE EVENTS

Contractor shall be responsible for and Subcontractors shall be relieved of any responsibility for reporting any and all product complaints to the FDA. Subcontractors and Contractor shall report to the other any information that they have knowledge of concerning any adverse drug experience in connection with the use of the vaccine, including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the vaccine. Reports of routine adverse drug experiences of the type defined in Section 214.80 of Title 21 of the United States Code of Federal Regulations shall be exchanged by each party on a quarterly basis. Reports of serious adverse drug experiences of the type defined in Sections 312.32 and 314.80 of Title 21 of the United States Code of Federal Regulations shall be made available to the other party within five (5) calendar days after a party becomes aware of such adverse drug experience. Upon receipt of any such information concerning any serious drug experience by either Subcontractors or Contractor, the parties shall promptly consult each other and use their best efforts to arrive at a mutually acceptable procedure for taking such possible actions as appropriate or required under the circumstances.

H.28	FIELD CORRECTIVE ACTIONS

In the event Contractor shall be required to recall any vaccine because such vaccine may violate local, state or federal laws or regulations or the product specifications, or in the event that Contractor elects to institute a voluntary recall, Contractor shall be responsible for coordinating such recall. Contractor shall promptly notify Subcontractors if any vaccine is the subject of a recall and provide Subcontractors with a copy of all documents relating to such recall.

Subcontractors shall cooperate with Contractor in connection with any recall at Contractor’s expense, except in the event that a recall, product withdrawal, or field correction is necessary because either (i) Subcontractors have delivered a non-conforming product to Contractor, or (ii) such non-conformity was due to the negligence of Subcontractors, Subcontractors shall bear all reasonable costs associated with such recall, product withdrawal or field correction (including but not limited to costs associated with receiving and administering the recalled vaccine and notification of the recall to those persons whom Contractor deems appropriate).

H.29	TRUTH-IN-NEGOTIATIONS

Subcontractors shall indemnify and hold the Contractor harmless from any liability that the Contractor may have to the U.S. Government based upon any cost or pricing data (as defined in FAR Subpart 15.4) that the Subcontractors submitted to the Contractor or to the U.S. Government, or that Subcontractors were required to submit, but failed to do so, that was not accurate, current, and complete, as required by the Truth-in-Negotiations Act (41 U.S.C. 254b).

Section I — Subcontract Clauses

Section I-1 — CLAUSES INCORPORATED BY REFERENCE

The Federal Acquisition Regulation (FAR) and Health And Human Services Supplemental Acquisition Regulation (HHSAR) clauses identified herein below are hereby incorporated into this Subcontract by reference with full force and effect. The additional HHSAR clauses augment and supplement the FAR clauses, taking precedence thereover to any extent inconsistent therewith.

All such clauses, as well as any other FAR or HHSAR clauses referred to elsewhere in this Subcontract, shall with respect to the rights, duties, and obligations of the Contractor and the Subcontractors thereunder, be interpreted and construed in such manner as to recognize and give effect to (i) the contractual relationship between the Contractor and 1st and 2nd Subcontractors under this Subcontract and (ii) the rights of the Government with respect thereto under the Prime Contract from which such clauses are derived. Where rights, duties and obligations are expressed herein as applying to the “Government” the “United States,” or the “Contracting Officer”, they shall generally apply by reason of the flow down to the “Contractor”; and where expressed herein as applying to the “Contractor”, they shall generally apply by reason of the flow down to the “1st and 2nd Subcontractor”. However, the terms “Government” or “Contracting Officer” do not change (i) in

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the phrases “Government Property”; “Government-Owned Property,” “Government Equipment” or “Government-Owned Equipment” except with respect to property identified in provision H.14 as Contractor Furnished Property.; (ii) when a right, act, authorization or obligation can only be exercised by the Government or the Contracting Officer under the prime contract or his duly authorized representative, (iii) when title to property is to be transferred directly to the Government, and (iv) in FAR 52.227-1 and 52.227-2. To the extent there is a conflict between the FAR or HHSAR clauses incorporated by reference and the text of this Subcontract, the text of the Subcontract shall have precedence.

52.227-1	Authorization and Consent (Jul 1995) Alternate I (Apr 1984)
52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (Aug 1996)
52.245-2	Government Property (Fixed Price)(Dec 1989)(as implemented at Paragraph H. 14)
352. 270-4	Pricing of Adjustments (Apr 1984)
52.249-14	Excusable Delays (Apr 1984)
52.232-1	Payments (Apr 1984)

Section I-2 CLAUSES IN FULL TEXT

I.1	ORDERING (ITEM 0001 through 0005)

(a)	ITEM(s) (work) to be performed under this Subcontract shall be ordered by issuance of Delivery Orders by the individuals designated in Paragraph G.8(e). Such Delivery Orders may be issued at any time within the ordering period set forth in the Subcontract .

(b)	All Delivery Orders are subject to the terms and conditions of this Subcontract. In the event of conflict between a Delivery Order and this Subcontract, the Subcontract shall control.

(c)	If mailed, a Delivery Order is considered “issued” when the Subcontractor receives the order, as evidenced by written receipt thereof or Subcontractor confirmation of receipt by facsimile or electronic mail. Delivery Orders may also be issued by facsimile or by electronic mail, in which case they are considered to have been “issued” when the Subcontractor provides the Contractual Officer or his designee confirmation of receipt in the same manner as specified above for mailed Delivery Orders.

(d)	The period of performance for Delivery Orders may extend beyond the performance period set forth in Section F of the Subcontract.

(e)	Guaranteed Minimum Order(s): When and if the U.S. Government places funded orders with the Contractor for manufacture of smallpox vaccine kits under the Prime Contract shown on the cover page of this Subcontract, Contractor shall order the manufacture of an equivalent number of smallpox vaccine kits from the Subcontractors. Estimated quantities are as set forth in Section B of the Subcontract.

I.2	FAR 52.215-21 REQUIREMENTS FOR COST OR PRICING DATA OR INFORMATION OTHER THAN COST OR PRICING DATA — MODIFICATIONS (OCT 1997) ALTERNATE IV (OCT 1997)

(a)	Submission of cost or pricing data is not required.

(b)	Provide information described below:

If information is required to determine reasonableness of an equitable adjustment in the price for a line ITEM(s), the information to be provided by the Subcontractor(s) shall include an itemized cost breakdown of applicable unit price(s). The cost breakdown shall include, at a minimum, the type of labor, estimated number of hours, and hourly rate for each labor category, fringe benefits, overhead, other direct costs, general and administrative, and profit. The requirement of this clause does not entitle the Government to require such information to support the prices included in the contract at time of award.

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I.3	FAR 52.244-6 SUBCONTRACTS FOR COMMERCIAL ITEMS AND COMMERCIAL COMPONENTS (OCT 1998)

(a)	Definitions.

“Commercial item”, as used in this clause, has the meaning contained in the clause at 52.202-1, Definitions.

“Subcontract”, as used in this clause, includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

(b)	To the maximum extent practicable, the Subcontractors shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or nondevelopmental items as components of items to be supplied under this Subcontract.

(c)	Notwithstanding any other clause of this Subcontract, the Subcontractor(s) is not required to include any FAR provision or clause, other than those listed below to the extent they are applicable and as may be required to establish the reasonableness of prices under Part 15, in a subcontract at any tier for commercial items or commercial components:

(1)	52.222-26, Equal Opportunity (E.O. 11246);

(2)	52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (38 U.S.C. 4212(a));

(3)	52.222-36, Affirmative Action for Workers with Disabilities (29 U.S.C. 793); and

(d)	The Subcontractor shall include the terms of this clause, including this paragraph (d), in lower-tier subcontracts awarded under this Subcontract.

I.4	TERMINATION FOR CONVENIENCE (FIXED PRICE)

(a)	The Contractor may terminate performance of work under this Subcontract in whole or, from time to time, in part, if the Contractual Officer determines that a termination is in the Contractor’s interest, but only if and to the same extent that the Government has terminated the Contractor’s Prime Contract. The Contractual Officer shall terminate by delivering to the Subcontractor(s) a Notice of Termination specifying the extent of termination and the effective date.

(b)	After receipt of a Notice of Termination, and except as directed by the Contractual Officer, the Subcontractor(s) shall immediately proceed with the following obligations, regardless of any delay in determining or adjusting any amounts due under this clause:

(1)	Stop work as specified in the notice.

(2)	Place no further subcontracts or orders (referred to as subcontracts in this clause) for materials, services, or facilities, except as necessary to complete the continued portion of the Subcontract.

(3)	Terminate all subcontracts to the extent they relate to the work terminated.

(4)	Assign to the Contractor or the Government, as directed by the Contractual Officer, all right, title, and interest of the Subcontractor(s) under the subcontracts terminated, in which case the Contractor shall have the right to settle or to pay any termination settlement proposal arising out of those terminations.

(5)	With approval or ratification to the extent required by the Contractual Officer, settle all outstanding liabilities and termination settlement proposals arising from

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the termination of subcontracts; the approval or ratification will be final for purposes of this clause.

(6)	As directed by the Contractual Officer, transfer title and deliver to the Contractor or the Government –

(i)	The fabricated or unfabricated parts, work in process, completed work, supplies and other material produced or acquired for the work terminated; and

(ii)	The completed or partially completed plans, drawings, information, and other property that, if the Subcontract had been completed would be required to be furnished to the Contractor or the Government.

(7)	Complete performance of the work not terminated.

(8)	Take any action that may be necessary, or that the Contractual Officer may direct, for the protection and preservation of the property related to this Subcontract that is in the possession of the Subcontractor(s) and in which the Contractor or the Government has or may acquire an interest.

(9)	Use its best efforts to sell, as directed or authorized by the Contractual Officer, any property of the types referred to in subparagraph (b)(6) of this clause; provided, however, that the Subcontractor(s) (i) is not required to extend credit to any purchaser and (ii) may acquire the property under the conditions prescribed by, and at prices approved by, the Contractual Officer. The proceeds of any transfer or disposition will be applied to reduce any payments to be made by the Contractor under this Subcontract, credited to the price or cost of the work, or paid in any other manner directed by the Contractual Officer.

(c)	The Subcontractor(s) shall submit complete termination inventory schedules no later than 90 days from the effective date of termination, unless extended in writing by the Contractual Officer upon written request of the Subcontractor(s) within this 90-day period.

(d)	After expiration of the plant clearance period as defined in Subpart 45.6 of the Federal Acquisition Regulation, the Subcontractor(s) may submit to the Contractual Officer a list, certified as to quantity and quality, of termination inventory not previously disposed of, excluding items authorized for disposition by the Contractual Officer. The Subcontractor(s) may request the Contractor to remove those items or enter into an agreement for their storage. Within 30 days, the Contractor will accept title to those items and remove them or enter into a storage agreement. The Contractual Officer may verify the list upon removal of the items, or if stored, within 45 days from submission of the list, and shall correct the list, as necessary, before final settlement.

(e)	After termination, the Subcontractor(s) shall submit a final termination settlement proposal to the Contractual Officer in the form and with the certification prescribed by the Contractual Officer. The Subcontractor(s) shall submit the proposal promptly, but no later than 240 days from the effective date of termination, unless extended in writing by the Contractual Officer upon written request the Subcontractor(s) within this 240-day period. However, if the Contractual Officer determines that the facts justify it, a termination settlement proposal may be received and acted on after 240 days or any extension. If the Subcontractor(s) fails to submit the proposal within the time allowed, the Contractual Officer may determine, on the basis of information available, the amount, if any, due the Subcontractor(s) because of the termination and shall pay the amount determined.

(f)	Subject to paragraph (e) of this clause, the Subcontractor(s) and the Contractual Officer may agree upon the whole or any part of the amount to be paid or remaining to be paid because of the termination. The amount may include a reasonable allowance for profit on work done. However, the agreed amount, whether under this paragraph (f) or paragraph (g) of this clause, exclusive of costs shown in subparagraph (g)(3) of this clause, may not exceed the total Subcontract price as reduced by (1) the amount of payments previously

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made and (2) the Subcontract price of work not terminated. The Subcontract shall be modified, and the Subcontractor(s) paid the agreed amount. Paragraph (g) of this clause shall not limit, restrict, or affect the amount that may be agreed upon to be paid under this paragraph.

(g)	If the Subcontractor(s) and the Contractual Officer fail to agree on the whole amount to be paid because of the termination of work, the Contractual Officer shall pay the Subcontractor(s) the amounts determined by the Contractual Officer as follows, but without duplication of any amounts agreed on under paragraph (f) of this clause:

(1)	The Subcontract price for completed supplies or services accepted by the Contractor (or sold or acquired under subparagraph (b)(9) of this clause) not previously paid for, adjusted for any saving of freight and other charges.

(2)	The total of –

(i)	The costs incurred in the performance of the work terminated, including initial costs and preparatory expense allocable thereto, but excluding any costs attributable to supplies or services paid or to be paid under subparagraph (g)(1) of this clause;

(ii)	The cost of settling and paying termination settlement proposals under terminated subcontracts that are properly chargeable to the terminated portion of the Subcontract if not included in subdivision (g)(2)(i) of this clause; and

(iii)	A sum, as profit on subdivision (g)(2)(i) of this clause, determined by the Contractual Officer under 49.202 of the Federal Acquisition Regulation, in effect on the date of this Subcontract, to be fair and reasonable; however, if it appears that the Subcontractor(s) would have sustained a loss on the entire Subcontract had it been completed, the Contractual Officer shall allow no profit under this subdivision (g)(2)(iii) and shall reduce the settlement to reflect the indicated rate of loss.

(3)	The reasonable costs of settlement of the work terminated, including –

(i)	Accounting, legal, clerical, and other expenses reasonably necessary for the preparation of termination settlement proposals and supporting data;

(ii)	The termination and settlement of subcontracts (excluding the amounts of such settlements); and

(iii)	Storage, transportation, and other costs incurred, reasonably necessary for the preservation, protection, or disposition of the termination inventory.

(h)	Except for normal spoilage, and except to the extent that the Contractor or the Government expressly assumed the risk of loss, the Contractual Officer shall exclude from the amounts payable to the Subcontractor(s) under paragraph (g) of this clause, the fair value, as determined by the Contractual Officer, of property that is destroyed, lost, stolen, or damaged so as to become undeliverable to the Contractor.

(i)	The cost principles and procedures of Part 31 of the Federal Acquisition Regulation, in effect on the date of this Subcontract, shall govern all costs claimed, agreed to, or determined under this clause.

(j)	The Subcontractor(s) shall have the right to dispute the termination settlement amount unilaterally established by Contractor under paragraph (e) or (g) of this clause and any equitable adjustment unilaterally established by the Contractor under paragraph (l), except that if the Subcontractor(s) failed to submit the termination settlement proposal or request

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for equitable adjustment within the time provided in paragraph (e) or (l), respectively, and failed to request a time extension, there is no right to dispute the amount allowed by the Contractor.

(k)	In arriving at the amount due the Subcontractor(s) under this clause, there shall be deducted

(1)	All unliquidated advance or other payments to the Subcontractor(s) under the terminated portion of this Subcontract;

(2)	Any claim which the Contractor has against the Subcontractor(s) under this Subcontract; and

(3)	The agreed price for, or the proceeds of sale of, materials, supplies, or other things acquired by the Subcontractor(s) or sold under the provisions of this clause and not recovered by or credited to the Contractor.

(l)	If the termination is partial, the Subcontractor(s) may file a proposal with the Contractual Officer for an equitable adjustment of the price(s) of the continued portion of the Subcontract. The Contractual Officer shall make any equitable adjustment agreed upon. Any proposal by the Subcontractor(s) for an equitable adjustment under this clause shall be requested within 90 days from the effective date of termination unless extended in writing by the Contractual Officer.

(m)	(1)	The Contractor may, under the terms and conditions it prescribes, make partial payments and payments against costs incurred by the Subcontractor(s) for the terminated portion of the Subcontract, if the Contractual Officer believes the total of these payments will not exceed the amount to which the Subcontractor(s) will be entitled.

	(2)	If the total payments exceed the amount finally determined to be due, the Subcontractor(s) shall repay the excess to the Contractor upon demand, together with interest computed at the rate established by the Secretary of the Treasury under 50 U.S.C. App. 1215(b)(2). Interest shall be computed for the period from the date the excess payment is received by the Subcontractors to the date the excess is repaid. Interest shall not be charged on any excess payment due to a reduction in the Subcontractor’s termination settlement proposal because of retention or other disposition of termination inventory until 10 days after the date of the retention or disposition, or a later date determined by the Contractual Officer because of the circumstances.

(n)	Unless otherwise provided in this Subcontract or by statute, the Subcontractors shall maintain all records and documents relating to the terminated portion of this Subcontract for 3 years after final settlement. This includes all books and other evidence bearing on the Subcontractors’ costs and expenses under this Subcontract. The Subcontractors shall make these records and documents available to the Contractor and the Government, at the Subcontractors’ offices, at all reasonable times, without any direct charge. If approved by the Contractual Officer, photographs, microphotographs, or other authentic reproductions may be maintained instead of original records and documents.

I.5	DEFAULT (FIXED PRICE)

(a)(1)	The Contractor may, subject to paragraphs (c) and (d) of this clause, by written notice of default to the Subcontractor(s), terminate this Subcontract in whole or in part if the Subcontractor(s) fail to:

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(i)	Deliver the supplies or to perform the services within the time specified in this Subcontract or any extension

(ii)	Make progress, so as to endanger performance of this Subcontract (but see subparagraph (a)(2) of this clause); or

(iii)	Perform any of the other provisions of this Subcontract (but see subparagraph (a)(2) of this clause).

(2) The Contractor’s right to terminate this Subcontract under subdivisions (a)(1)(ii) and (1)(iii) of this clause, may be exercised if the Subcontractor(s) do not provide the Contractor with written assurances that it can and will cure such failure within 10 days (or more if authorized in writing by the Contractual Officer) after receipt of the notice from the Contractual Officer specifying the failure. The failure of Contractor to issue such notice to the Subcontractor(s), or to give the Subcontractor(s) at least 10 days within which to cure its failure to perform under subdivisions (a)(1)(ii) or (1)(iii), shall not be a basis to invalidate a default termination if, in fact, the Subcontractor(s) were either failing to make progress so as to endanger performance or was in breach of a material Subcontract requirement.

(b)	If the Contractor terminates this Subcontract in whole or in part, it may acquire, under the terms and in the manner the Contractual Officer considers appropriate, supplies or services similar to those terminated, and the Subcontractors shall be liable to the Contractor for any excess costs for those supplies or services. However, the Subcontractors shall continue the work not terminated.

(c)	Except for defaults of subcontractors at any tier, the 1st and 2nd Subcontractor(s) shall not be liable for any excess costs if the failure to perform the Subcontract arises from causes beyond the control and without the fault or negligence of the 1st and 2nd Subcontractors. Examples of such causes include (1) acts of God or of the public enemy, (2) acts of the Government in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, and (9) unusually severe weather. In each instance the failure to perform must be beyond the control and without the fault or negligence of the 1st and 2nd Subcontractors.

(d)	If the failure to perform is caused by the default of a Subcontractor(s) to the 1st or 2nd Subcontractor(s) at any tier, and if the cause of the default is beyond the control of both the 1st and 2nd Subcontractor(s) and any of their subcontractors, and without the fault or negligence of either the 1st and 2nd Subcontractor(s) any of their lower-tier subcontractors, the 1st and 2nd Subcontractor(s) shall not be liable for any excess costs for failure to perform, unless the subcontracted supplies or services were obtainable from other sources in sufficient time for the 1st and 2nd Subcontractors to meet the required delivery schedule.

(e)	If this Subcontract is terminated for default, the Contractor may require the Subcontractor(s) to transfer title and deliver to the Contractor or to the Government, as directed by the Contractual Officer, any (1) completed supplies, and (2) partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (collectively referred to as “manufacturing materials” in this clause) that the Subcontractor(s) has specifically produced or acquired for the terminated portion of this Subcontract. Upon direction of the Contractual Officer, the Subcontractors shall also protect and preserve property in its possession in which the Contractor or the Government has an interest.

(f)	The Contractor shall pay the Subcontract price for completed supplies delivered and accepted. The Subcontractor(s) and Contractual Officer shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. The Contractor may withhold from these amounts any sum the Contractual Officer determines to be necessary to protect the Contractor against loss because of outstanding liens or claims of former lien holders.

(g)	If, after termination, it is determined that the Subcontractor(s) was not in default, or that the default was excusable, the rights and obligations of the parties shall be the same as if the termination had been issued for the convenience of the Contractor.

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(h)	The rights and remedies of the Contractor in this clause are in addition to any other rights and remedies provided by law or under this Subcontract. Additionally, if the Contractor elects to waive its right to terminate the Subcontractor(s) for default under paragraph (a)(1)(i) or (iii) by accepting late deliveries or nonconforming performance, the Contractor shall retain the right to recover any damages resulting from the Subcontractors’ breach to the extent allowed by law.

Section J — List Of Attachments

A	1st and 2nd Subcontractors’ Certifications, Representations, and Other Statements

B	Certificate of Conformance

C	Contractor Delivery Order Form

D	Estimated Availability of Vaccine, Diluent and Needle Components

E	1st and 2nd Subcontractor Security Plans

F	Quality Control Tests

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